MANAGEMENT'S REPORT
Alabama Power Company 1997 Annual Report

The management of Alabama Power Company has prepared -- and is responsible for -- the financial statements and related information included in this report. These statements were prepared in accordance with generally accepted accounting principles appropriate in the circumstances and necessarily include amounts that are based on the best estimates and judgments of management. Financial information throughout this annual report is consistent with the financial statements.

    The company maintains a system of internal accounting controls to provide reasonable assurance that assets are safeguarded and that the books and records reflect only authorized transactions of the company. Limitations exist in any system of internal controls, however, based on a recognition that the cost of the system should not exceed its benefits. The company believes its system of internal accounting controls maintains an appropriate cost/benefit relationship.

    The company's system of internal accounting controls is evaluated on an ongoing basis by the company's internal audit staff. The company's independent public accountants also consider certain elements of the internal control system in order to determine their auditing procedures for the purpose of expressing an opinion on the financial statements.

    The audit committee of the board of directors, composed of directors who are not employees, provides a broad overview of management's financial reporting and control functions. Periodically, this committee meets with management, the internal auditors and the independent public accountants to ensure that these groups are fulfilling their obligations and to discuss auditing, internal controls, and financial reporting matters. The internal auditors and independent public accountants have access to the members of the audit committee at any time.

    Management believes that its policies and procedures provide reasonable assurance that the company's operations are conducted according to a high standard of business ethics.

    In management's opinion, the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of Alabama Power Company in conformity with generally accepted accounting principles.



/s/Elmer B. Harris
   Elmer B. Harris
   President and Chief Executive Officer


/s/William B. Hutchins, III
   William B. Hutchins, III
   Executive Vice President, Chief Financial Officer,
   and Treasurer

February 11, 1998

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
of Alabama Power Company:

We have audited the accompanying balance sheets and statements of capitalization of Alabama Power Company (an Alabama corporation and a wholly owned subsidiary of Southern Company) as of December 31, 1997 and 1996, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements (pages 10-27) referred to above present fairly, in all material respects, the financial position of Alabama Power Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



/s/Arthur Andersen LLP
   Birmingham, Alabama
   February 11, 1998

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION
Alabama Power Company 1997 Annual Report

RESULTS OF OPERATIONS

Earnings

Alabama Power Company's 1997 net income after dividends on preferred stock was $376 million, representing a $4.4 million (1.2 percent) increase from the prior year. This improvement can be attributed primarily to lower non-fuel related operating expenses. Despite the mild weather experienced during 1997, retail sales increased approximately 2 percent. However, the expected net income effect was offset by reductions in certain industrial and commercial prices.

    In 1996, earnings were $371 million, representing a 2.9 percent increase from the prior year. This increase was due to an increase in retail energy sales of 2.7 percent from 1995 levels and lower net interest charges compared to the prior year. This improvement was partially offset by a 4.4 percent increase in operating costs.

    The return on average common equity for 1997 was 13.76 percent compared to
13.75 percent in 1996, and 13.61 percent in 1995.

Revenues

Operating revenues for 1997 were $3.1 billion, reflecting a 0.9 percent increase from 1996. The following table summarizes the principal factors that affected operating revenues for the past three years:

                                    Increase (Decrease)
                                      From Prior Year
                          --------------------------------------
                                1997          1996        1995
                          --------------------------------------
                                      (in thousands)
   Retail --
       Growth and price
           change           $ 33,813      $ 42,385    $ 19,164
       Weather               (22,973)      (29,660)     54,888
       Fuel cost recovery
           and other          31,353       (30,846)     35,235
   -------------------------------------------------------------
   Total retail               42,193       (18,121)    109,287
   -------------------------------------------------------------
   Sales for resale --
       Non-affiliates         39,354        21,529      15,380
       Affiliates            (54,825)       88,890     (37,032)
   -------------------------------------------------------------
   Total sales for resale    (15,471)      110,419     (21,652)
   Other operating
       revenues                1,614         3,703       1,997
   -------------------------------------------------------------
   Total operating
       revenues             $ 28,336      $ 96,001    $ 89,632
   -------------------------------------------------------------
   Percent change                0.9%          3.2%        3.1%
   =============================================================

    Retail revenues of $2.5 billion in 1997 increased $42 million (1.7 percent) from the prior year, compared with a decrease of $18 million (0.7 percent) in 1996. Fuel revenues increased in 1997 due to slightly higher generation and higher fuel costs. This was the primary reason for the increase in 1997 retail revenues over 1996. Lower fuel cost recovery was the primary reason for the decrease in 1996 retail revenues as compared to 1995. Fuel revenues generally represent the direct recovery of fuel expense, including the fuel component of purchased energy, and therefore have no effect on net income.

    Revenues from sales to utilities outside the service area under long-term contracts consist of capacity and energy components. Capacity revenues reflect the recovery of fixed costs and a return on investment under the contracts. Energy is generally sold at variable cost. These capacity

Alabama Power Company 1997 Annual Report

and energy components were:

                          1997           1996           1995
                  -------------------------------------------
                                (in thousands)

   Capacity           $136,248       $150,797       $157,119
   Energy              134,498        107,996         83,352
   ----------------------------------------------------------
   Total              $270,746       $258,793       $240,471
   ==========================================================

    Capacity revenues from non-affiliates in 1997 decreased 9.6% compared to 1996 primarily due to a one-time unit power sales adjustment in 1997. Capacity revenues from non-affiliates were relatively constant in 1996 and 1995.

    Kilowatt-hour (KWH) sales for 1997 and the percent change by year were as follows:

                          KWH             Percent Change
                      ----------- -------------------------------
                        1997       1997       1996       1995
                      -------------------------------- ----------
                      (millions)

Residential              14,336    (1.8)%      1.5%       9.1%
Commercial*              11,330     3.9        8.6        4.1
Industrial*              20,728     3.6        0.7        2.0
Other                       181    (6.3)       3.1        0.5
                      ----------
Total retail             46,575     1.9        2.7        4.7
Sales for resale -
   Non-affiliates        11,894    25.3       18.0       18.8
   Affiliates             8,993   (12.6)      53.5      (20.5)
                      ----------
Total                    67,462     3.0%      10.5%       2.6%
-----------------------------------------------------------------
*The KWH sales for 1996 reflect a reclassification of approximately 200 customers from industrial to commercial, which resulted in a shift of 473 million KWH. Absent the reclassification, the percentage change in KWH sales for commercial and industrial would have been 3.9% and 3.1%, respectively.

    The increases in 1997 and 1996 retail energy sales were primarily due to the strength of business and economic conditions in the company's service area. Residential energy sales experienced a decline as a result of milder than normal weather in 1997, compared to relatively normal weather in 1996. Assuming normal weather, sales to retail customers are projected to grow approximately 2.3 percent annually on average during 1998 through 2003.

Expenses

Total operating expenses of $2.5 billion for 1997 were up $18 million or 0.7 percent compared with the prior year. This increase was primarily due to a $19 million increase in fuel costs and a $10 million increase in depreciation and amortization expense. These increases were somewhat offset by a $16 million decrease in maintenance expenses.

    Total operating expenses of $2.5 billion for 1996 were up $105 million or
4.4 percent compared with 1995. The major components of this increase include $85 million in fuel costs, $15 million in maintenance expense, and $17 million in depreciation and amortization offset by a decrease in purchased power of $15 million.

    Fuel costs constitute the single largest expense for the company. The mix of fuel sources for generation of electricity is determined primarily by system load, the unit cost of fuel consumed, and the availability of hydro and nuclear generating units. The amount and sources of generation and the average cost of fuel per net KWH generated were as follows:

                                    --------------------------
                                     1997     1996      1995
                                    --------------------------
Total generation
    (billions of KWHs)                 65       65        58
Sources of generation
    (percent) --
       Coal                            72       72        73
       Nuclear                         20       20        19
       Hydro                            8        8         8
Average cost of fuel per net
    KWH generated
      (cents) --
        Coal                         1.73     1.71      1.71
        Nuclear                      0.54     0.50      0.50
Total                                1.49     1.46      1.48
--------------------------------------------------------------
Note:  Oil & Gas comprise less than 1% of generation.

    Fuel expense increased in 1997 by $19 million or 2.2 percent. This increase can be attributed to slightly higher generation and fuel costs. Fuel expense increased in 1996 by $85 million or 10.8 percent. This increase can be attributed to higher generation.

    Purchased power consists primarily of purchases from the affiliates of the Southern electric system. Purchased power transactions among the company and its

Alabama Power Company 1997 Annual Report

affiliates will vary from period to period depending on demand, the availability, and the variable production cost of generating resources at each company. Total KWH purchases increased 12.4 percent from the prior year.

    The 6.1 percent decrease in maintenance expenses in 1997 is attributable primarily to a decrease in distribution expenses. The increase in maintenance expenses for 1996 is due to increased nuclear expenses, primarily outage related accruals.

    Depreciation and amortization expense increased 3.2 percent in 1997 and 5.6 percent in 1996. These increases reflect additions to utility plant.

    Total net interest and other charges increased $25.4 million (11.2 percent) in 1997 primarily due to an increase in company obligated mandatorily redeemable preferred securities outstanding. This increase was offset by a $12 million (45.2 percent) decrease in dividends on preferred stock. The decline in net interest and other charges in 1996 by $11 million (4.5 percent) was due primarily to a charge of $10 million in 1995 to the amortization of debt discount, premium, and expense net, pursuant to an Alabama Public Service Commission (APSC) order. See Note 3 to the financial statements under "Retail Rate Adjustment Procedures" for additional details.

Effects of Inflation

The company is subject to rate regulation and income tax laws that are based on the recovery of historical costs. Therefore, inflation creates an economic loss because the company is recovering its costs of investments in dollars that have less purchasing power. While the inflation rate has been relatively low in recent years, it continues to have an adverse effect on the company because of the large investment in long-lived utility plant. Conventional accounting for historical cost does not recognize this economic loss nor the partially offsetting gain that arises through financing facilities with fixed-money obligations, such as long-term debt and preferred stock. Any recognition of inflation by regulatory authorities is reflected in the rate of return allowed.

Future Earnings Potential

The results of operations for the past three years are not necessarily indicative of future earnings potential. The level of future earnings depends on numerous factors ranging from energy sales growth to a less regulated more competitive environment.

    The company currently operates as a vertically integrated utility providing electricity to customers within its traditional service area located in the state of Alabama. Prices for electricity provided by the company to retail customers are set by the APSC under cost-based regulatory principles.

    Future earnings in the near term will depend upon growth in electric sales, which are subject to a number of factors. Traditionally, these factors have included weather, competition, changes in contracts with neighboring utilities, energy conservation practiced by customers, the elasticity of demand, and the rate of economic growth in the company's service area. However, the Energy Policy Act of 1992 (Energy Act) is having a dramatic effect on the future of the electric utility industry. The Energy Act promotes energy efficiency, alternative fuel use, and increased competition for electric utilities. The company is positioning the business to meet the challenge of this major change in the traditional practice of selling electricity. The Energy Act allows independent power producers (IPPs) to access a utility's transmission network in order to sell electricity to other utilities. This enhances the incentive for IPPs to build cogeneration plants for a utility's large industrial and commercial customers and sell excess energy generation to other utilities. Also, electricity sales for resale rates are being driven down by wholesale transmission access and numerous potential new energy suppliers, including power marketers and brokers. The company is aggressively working to maintain and expand its share of wholesale business in the Southeastern power markets.

   Although the Energy Act does not permit retail customer access, it was a major catalyst for the current restructuring and consolidation taking place within the utility industry. Numerous federal and state initiatives are in varying stages to promote wholesale and retail competition. Among other things, these initiatives allow customers to choose their electricity provider. As these initiatives materialize, the structure of the utility industry could radically

Alabama Power Company 1997 Annual Report

change. Some states have approved initiatives that result in a separation of the ownership and/or operation of generating facilities from the ownership and/or operation of transmission and distribution facilities. While various restructuring and competition initiatives have been or are being discussed in Alabama, Florida, Georgia, and Mississippi, none have been enacted to date. Enactment would require numerous issues to be resolved, including significant ones relating to transmission pricing and recovery of any stranded investments. The inability of the company to recover its investments, including the regulatory assets described in Note 1 to the financial statements, could have a material adverse effect on the financial condition of the company. The company is attempting to minimize or reduce stranded cost exposure.

    Continuing to be a low-cost producer could provide opportunities to increase market share and profitability in markets that evolve with changing regulation. Conversely, unless the company remains a low-cost producer and provides quality service, the company's retail energy sales growth could be limited, and this could significantly erode earnings.

    Rates to retail customers served by the company are regulated by the APSC. Rates for the company can be adjusted periodically within certain limitations based on earned retail rate of return compared with an allowed return. In June 1995, the APSC issued an order granting the company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the company. See Note 3 to the financial statements for information about this and other matters.

    The staff of the Securities and Exchange Commission has questioned certain of the current accounting practices of the electric utility industry --including the company -- regarding the recognition, measurement, and classification of decommissioning costs for nuclear generating facilities in the financial statements. In response to these questions, the Financial Accounting Standards Board (FASB) has decided to review the accounting for liabilities related to closure and removal of long-lived assets, including nuclear decommissioning. If the FASB issues new accounting rules, the estimated costs of closing and removing the company's nuclear and other facilities may be required to be recorded as liabilities in the Balance Sheets. Also, the annual provisions for such costs could change. Because of the company's current ability to recover closure and removal costs through rates, these changes would not have a significant adverse effect on results of operations. See Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning" for additional information.

    The company is heavily dependent upon complex computer systems for all phases of its operations. The year 2000 issue -- common to most corporations --concerns the inability of certain software and databases to properly recognize date sensitive information related to the year 2000 and thereafter. This problem could result in a material disruption to the company's operations, if not corrected. The company has assessed and developed a detailed strategy to prevent or at least minimize problems related to the year 2000 issue. In 1997 resources were committed and implementation began to modify the affected information systems. Total costs related to the project are estimated to be approximately $26 million, of which $2.1 million was spent in 1997. The remaining costs will be expensed primarily in 1998. Implementation is currently on schedule. Although, the degree of success of this project cannot be determined at this time, management believes there will be no significant effect on the company's operations.

    The company is involved in various matters being litigated. See Note 3 to the financial statements for information regarding material issues that could possibly affect future earnings.

    Compliance costs related to current and future environmental laws and regulations could affect earnings if such costs are not fully recovered. The Clean Air Act and other important environmental items are discussed later under "Environmental Matters."

Alabama Power Company 1997 Annual Report

    The company is subject to the provisions of FASB Statement No. 71, Accounting for the Effects of Certain Types of Regulation. In the event that a portion of the company's operations is no longer subject to these provisions, the company would be required to write off related regulatory assets and liabilities that are not specifically recoverable, and determine if any other assets have been impaired. See Note 1 to the financial statements under "Regulatory Assets and Liabilities" for additional information.

Exposure to Market Risk

Due to cost-based rate regulation, the company has limited exposure to market volatility in interest rates and prices of electricity. To mitigate residual risks relative to movements in electricity prices, the company enters into fixed price contracts for the purchase and sale of electricity through the wholesale electricity market. Realized gains and losses are recognized in the income statement as incurred. At December 31, 1997, exposure from these activities was not material to the company's financial position, results of operations, or cash flows.

New Accounting Standards

The FASB has issued Statement No. 130, Reporting Comprehensive Income, which will be effective in 1998. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The objective of the statement is to report a measure of all changes in equity of an enterprise that result from transactions and other economic events of the period other than transactions with owners (comprehensive income). Comprehensive income is the total of net income and all other nonowner changes in equity. The company will adopt this statement in 1998.

    The FASB has issued Statement No. 131, Disclosure about Segments of an Enterprise and Related Information. This statement requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Generally, financial information is required to be reported on the basis that it is used by the chief operating decision maker in deciding how to allocate resources and in assessing performance. This statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. The company adopted the new rules in 1997, and they did not have a significant impact on the company's financial reporting. However, this conclusion may change as industry restructuring and competitive factors influence the company's operations.

FINANCIAL CONDITION

Overview

The company's financial condition remained stable in 1997. This stability is the continuation over recent years of growth in energy sales and cost control measures combined with a significant lowering of the cost of capital, achieved through the refinancing and/or redemption of higher-cost long-term debt and preferred stock.

    The company had gross property additions of $451 million in 1997. The majority of funds needed for gross property additions for the last several years have been provided from operating activities, principally from earnings and non-cash charges to income such as depreciation and deferred income taxes. The Statements of Cash Flows provide additional details.

Capital Structure

The company's ratio of common equity to total capitalization -- including short-term debt -- was 44.7 percent in 1997, compared with 45.3 percent in 1996, and 45.0 percent in 1995.

    In January 1997, Alabama Power Capital Trust II (Trust II), of which the company owns all of the common securities, issued $200 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $206 million aggregate principal amount of the company's 7.60 percent junior subordinated notes due December 31, 2036.

    During 1997, the company redeemed $162.0 million of preferred stock and reacquired an additional $22.9 million through tender offer.

Alabama Power Company 1997 Annual Report

    The company's current securities ratings are as follows:

                              Duff &                 Standard
                              Phelps     Moody's     & Poor's
                             ----------------------------------
   First Mortgage Bonds        AA-          A1           A+
   Company Obligated
     Mandatorily
     Redeemable
     Preferred Securities       A+          a2           A
   Preferred Stock              A+          a2           A
   ------------------------------------------------------------

Capital Requirements

Capital expenditures are estimated to be $615 million for 1998, $723 million for 1999, and $524 million for 2000. The total is $1.9 billion for the three years. Actual capital costs may vary from this estimate because of factors such as changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing cost of labor, equipment, and materials; and cost of capital. In addition, there can be no assurance that costs related to capital expenditures will be fully recovered.

    The company will replace all six steam generators at Plant Farley at a total cost of approximately $234 million. Additionally, the company plans to construct and install 800 megawatts of new generating capacity and associated substation facilities at Plant Barry. The projected capital expenditures for this project amount to approximately $289 million.

Other Capital Requirements

In addition to the funds needed for the capital budget, approximately $320 million will be required by the end of 2000 for maturities of first mortgage bonds. Also, the company will continue to retire higher-cost debt and preferred stock and replace these obligations with lower-cost capital if market conditions permit.

Environmental Matters

In November 1990, the Clean Air Act was signed into law. Title IV of the Clean Air Act -- the acid rain compliance provision of the law - significantly impacted the operating companies of Southern Company, including Alabama Power. Specific reductions in sulfur dioxide and nitrogen oxide emissions from fossil-fired generating plants are required in two phases. Phase I compliance began in 1995 and initially affected 28 generating units of Southern Company. As a result of Southern Company's compliance strategy, an additional 22 generating units were brought into compliance with Phase I requirements. Phase II compliance is required in 2000, and all fossil-fired generating plants will be affected.

    Southern Company achieved Phase I sulfur dioxide compliance at the affected plants by switching to low-sulfur coal, which required some equipment upgrades. Construction expenditures for Phase I compliance totaled approximately $25 million for the company.

    For Phase II sulfur dioxide compliance, the company could use emission allowances, increase fuel switching, and/or install flue gas desulfurization equipment at selected plants. Also equipment to control nitrogen oxide emissions will be installed on additional system fossil-fired units as necessary to meet Phase II limits. Current compliance strategy for Phase II could require total estimated construction expenditures of approximately $33 million, of which $27 million remains to be spent.

    A significant portion of costs related to the acid rain provision of the Clean Air Act is expected to be recovered through existing ratemaking provisions. However, there can be no assurance that all Clean Air Act costs will be recovered.

    In July 1997, the Environmental Protection Agency (EPA) revised the national ambient air quality standards for ozone and particulate matter. This revision makes the standards significantly more stringent. Also, in October 1997, the EPA issued a proposed regional ozone rule that --if implemented--could require substantial further reductions in NOx emissions from fossil-fueled generating facilities. Implementation of the standards and the proposed rule could result in significant additional compliance costs and capital expenditures that cannot be determined at this time.

   The EPA and state environmental regulatory agencies are reviewing and evaluating various other matters including: emission control strategies for ozone nonattainment areas; additional controls for hazardous air pollutant emissions; and hazardous waste disposal requirements. The impact of new standards will depend on the development and implementation of applicable regulations.

Alabama Power Company 1997 Annual Report

    The company must comply with other environmental laws and regulations that cover the handling and disposal of hazardous waste. Under these various laws and regulations, the company could incur costs to clean up properties. The company conducts studies to determine the extent of any required cleanup costs and has recognized in the financial statements costs to clean up known sites.

    Several major pieces of environmental legislation are being considered for reauthorization or amendment by Congress. These include: the Clean Air Act; the Clean Water Act; the Comprehensive Environmental Response, Compensation, and Liability Act; the Resource Conservation and Recovery Act; the Toxic Substances Control Act; and the Endangered Species Act. Changes to these laws could affect many areas of Southern Company's operations. The full impact of any such changes cannot be determined at this time.

    Compliance with possible additional legislation related to global climate change, electromagnetic fields, and other environmental and health concerns could significantly affect Southern Company. The impact of new legislation -- if any -- will depend on the subsequent development and implementation of applicable regulations. In addition, the potential exists for liability as the result of lawsuits alleging damages caused by electromagnetic fields.

Sources of Capital

The company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur. To issue additional debt and equity securities, the company must comply with certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

    As required by the Nuclear Regulatory Commission and as ordered by the APSC, the company has established external trust funds for nuclear decommissioning costs. In 1994, the company also established an external trust fund for postretirement benefits as ordered by the APSC. The cumulative effect of funding these items over a long period will diminish internally funded capital and may require capital from other sources. For additional information concerning nuclear decommissioning costs, see Note 1 to the financial statements under "Depreciation and Nuclear Decommissioning."

Cautionary Statement Regarding Forward-Looking Information

The company's 1997 Annual Report contains forward-looking statements in addition to historical information. The company cautions that there are various important factors that could cause actual results to differ materially from those indicated in the forward-looking statements; accordingly, there can be no assurance that such indicated results will be realized. These factors include legislative and regulatory initiatives regarding deregulation and restructuring of the electric utility industry; the extent and timing of the entry of additional competition in the company's markets; potential business strategies -- including acquisitions or dispositions of assets or internal restructuring --that may be pursued by Southern Company; state and federal rate regulation; changes in or application of environmental and other laws and regulations to which the company is subject; political, legal and economic conditions and developments; financial market conditions and the results of financing efforts; changes in commodity prices and interest rates; weather and other natural phenomena; and other factors discussed in the reports--including Form 10-K--filed from time to time by the company with the Securities and Exchange Commission.

STATEMENTS OF INCOME
For the Years Ended December 31, 1997, 1996, and 1995
Alabama Power Company 1997 Annual Report

================================================================================================================================
                                                                                        1997             1996              1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (in thousands)
Operating Revenues:
Revenues (Notes 1, 3, and 7):                                                   $  2,987,316     $  2,904,155       $ 2,897,044
Revenues from affiliates                                                             161,795          216,620           127,730
--------------------------------------------------------------------------------------------------------------------------------
Total operating revenues                                                           3,149,111        3,120,775         3,024,774
--------------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
Operation --
  Fuel                                                                               896,014          877,076           791,819
  Purchased power from non-affiliates                                                 41,795           36,813            30,065
  Purchased power from affiliates                                                     95,538           91,500           112,826
  Other                                                                              510,203          505,884           501,876
Maintenance                                                                          242,691          258,482           243,218
Depreciation and amortization                                                        330,377          320,102           303,050
Taxes other than income taxes                                                        185,062          186,172           185,620
Federal and state income taxes (Note 8)                                              220,228          228,108           230,982
 --------------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                           2,521,908        2,504,137         2,399,456
--------------------------------------------------------------------------------------------------------------------------------
Operating Income                                                                     627,203          616,638           625,318
Other Income (Expense):
Allowance for equity funds used during construction (Note 1)                               -                -             1,649
Income from subsidiary (Note 6)                                                        4,266            3,851             4,051
Charitable foundation                                                                      -           (6,800)          (11,542)
Interest income                                                                       37,844           28,318            13,768
Other, net                                                                           (38,522)         (39,053)          (21,536)
Income taxes applicable to other income                                               12,351           22,400            14,142
--------------------------------------------------------------------------------------------------------------------------------
Income Before Interest Charges and Other                                             643,142          625,354           625,850
--------------------------------------------------------------------------------------------------------------------------------
Interest Charges and Other:
Interest on long-term debt                                                           167,172          169,390           180,714
Allowance for debt funds used during construction (Note 1)                            (4,787)          (6,480)           (7,067)
Interest on interim obligations                                                       22,787           20,617            16,917
Amortization of debt discount, premium, and expense, net                               9,645            9,508            20,259
Other interest charges                                                                36,037           27,510            27,064
Distributions on preferred securities of
    Alabama Power Capital Trust I & II (Note 9)                                       21,763            6,717                 -
--------------------------------------------------------------------------------------------------------------------------------
Interest charges and other, net                                                      252,617          227,262           237,887
--------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                           390,525          398,092           387,963
Dividends on Preferred Stock                                                          14,586           26,602            27,069
--------------------------------------------------------------------------------------------------------------------------------
Net Income After Dividends on Preferred Stock                                  $     375,939     $    371,490       $   360,894
================================================================================================================================
The accompanying notes are an integral part of these statements.



STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 1997, 1996, and 1995
Alabama Power Company 1997 Annual Report
==============================================================================================================================
                                                                                          1997           1996            1995
------------------------------------------------------------------------------------------------------------------------------
                                                                                                       (in thousands)
Operating Activities:
Net income                                                                         $   390,525  $     398,092   $     387,963
Adjustments to reconcile net income to net
     cash provided by operating activities --
         Depreciation and amortization                                                 394,572        383,438         371,382
         Deferred income taxes and investment tax credits, net                         (12,429)        16,585          32,627
         Allowance for equity funds used during construction                                 -              -          (1,649)
         Other, net                                                                    (11,353)         6,247             459
         Changes in certain current assets and liabilities --
            Receivables, net                                                           (30,268)         3,958         (54,209)
            Inventories                                                                 13,709         36,234          18,425
            Payables                                                                    (9,745)         1,006         (63,656)
            Taxes accrued                                                                6,191         (5,756)            551
            Energy cost recovery, retail                                                 7,108         25,771           1,177
            Other                                                                        7,127          8,205          16,890
------------------------------------------------------------------------------------------------------------------------------
Net cash provided from operating activities                                            755,437        873,780         709,960
------------------------------------------------------------------------------------------------------------------------------
Investing Activities:
Gross property additions                                                              (451,167)      (425,024)       (551,781)
Other                                                                                  (51,791)       (61,119)        (53,321)
------------------------------------------------------------------------------------------------------------------------------
Net cash used for investing activities                                                (502,958)      (486,143)       (605,102)
------------------------------------------------------------------------------------------------------------------------------
Financing Activities:
Proceeds:
     Company obligated mandatorily redeemable preferred securities                     200,000         97,000               -
     Other long-term debt                                                              258,800         21,000         131,500
Retirements:
     Preferred stock                                                                  (184,888)             -               -
     First mortgage bonds                                                              (74,951)       (83,797)              -
     Other long-term debt                                                                 (951)       (21,907)       (132,291)
Interim obligations, net                                                               (57,971)       (25,163)        210,134
Payment of preferred stock dividends                                                   (22,524)       (26,665)        (27,118)
Payment of common stock dividends                                                     (339,600)      (347,500)       (285,000)
Miscellaneous                                                                          (16,024)        (3,634)         (4,143)
------------------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                                (238,109)      (390,666)       (106,918)
------------------------------------------------------------------------------------------------------------------------------
Net Change in Cash and Cash Equivalents                                                 14,370         (3,029)         (2,060)
Cash and Cash Equivalents at Beginning of Year                                           9,587         12,616          14,676
------------------------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Year                                                23,957  $       9,587   $      12,616
==============================================================================================================================
Supplemental Cash Flow Information:
Cash paid during the year for --
     Interest (net of amount capitalized)                                          $   209,919  $     193,871   $     189,268
     Income taxes                                                                      207,653        195,214         172,777
------------------------------------------------------------------------------------------------------------------------------
( ) Denotes use of cash.
The accompanying notes are an integral part of these statements.


BALANCE SHEETS
At December 31, 1997 and 1996
Alabama Power Company 1997 Annual Report

================================================================================================================
ASSETS                                                                                  1997                1996
------------------------------------------------------------------------------------------------------------------
                                                                                         (in thousands)
Utility Plant:
Plant in service, at original cost (Note 1)                                      $11,070,323          $10,806,921
Less accumulated provision for depreciation                                        4,384,180            4,113,622
------------------------------------------------------------------------------------------------------------------
                                                                                   6,686,143            6,693,299
Nuclear fuel, at amortized cost                                                      103,272              123,862
Construction work in progress                                                        311,223              256,802
 ------------------------------------------------------------------------------------------------------------------
Total                                                                              7,100,638            7,073,963
-------------------------------------------------------------------------------------------------------------------
Other Property and Investments:
Southern Electric Generating Company, at equity (Note 6)                              24,972               26,032
Nuclear decommissioning trusts (Note 1)                                              193,008              148,760
Miscellaneous                                                                         22,233               20,243
------------------------------------------------------------------------------------------------------------------
Total                                                                                240,213              195,035
------------------------------------------------------------------------------------------------------------------
Current Assets:
Cash and cash equivalents                                                             23,957                9,587
Receivables-
  Customer accounts receivable                                                       368,255              334,150
  Other accounts and notes receivable                                                 28,921               28,524
  Affiliated companies                                                                50,353               47,630
  Accumulated provision for uncollectible accounts                                    (2,272)              (1,171)
Refundable income taxes                                                                    -                5,856
Fossil fuel stock, at average cost                                                    74,186               81,704
Materials and supplies, at average cost                                              161,601              167,792
Prepayments                                                                           20,453               17,841
Vacation pay deferred                                                                 28,783               28,369
------------------------------------------------------------------------------------------------------------------
Total                                                                                754,237              720,282
------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
Deferred charges related to income taxes  (Note 8)                                   384,549              410,010
Debt expense, being amortized                                                          7,276                7,398
Premium on reacquired debt, being amortized                                           81,417               84,149
Prepaid pension costs                                                                130,733              114,029
Department of Energy assessments (Note 1)                                             34,416               37,490
Miscellaneous                                                                         79,388               91,490
------------------------------------------------------------------------------------------------------------------
Total                                                                                717,779              744,566
------------------------------------------------------------------------------------------------------------------
Total Assets                                                                      $8,812,867           $8,733,846

==================================================================================================================
The accompanying notes are an integral part of these balance sheets.


BALANCE SHEETS
At December 31, 1997 and 1996
Alabama Power Company 1997 Annual Report
==================================================================================================================
CAPITALIZATION AND LIABILITIES                                                          1997                 1996
------------------------------------------------------------------------------------------------------------------
                                                                                             (in thousands)
Capitalization (See accompanying statements):
Common stock equity                                                               $2,750,569           $2,714,277
Preferred stock                                                                      255,512              340,400
Company obligated mandatorily redeemable preferred securities of
    subsidiary trusts holding Company Junior Subordinated Notes (Note 9)             297,000               97,000
Long-term debt                                                                     2,473,202            2,354,006
------------------------------------------------------------------------------------------------------------------
Total                                                                              5,776,283            5,505,683
------------------------------------------------------------------------------------------------------------------
Current Liabilities:
Preferred stock due within one year (Note 11)                                              -              100,000
Long-term debt due within one year (Note 11)                                          75,336               20,753
Commercial paper                                                                     306,882              364,853
Accounts payable-
  Affiliated companies                                                                79,822               64,307
  Other                                                                              159,146              182,563
Customer deposits                                                                     34,968               32,003
Taxes accrued-
  Federal and state income                                                            21,177               35,638
  Other                                                                               15,309               15,271
Interest accrued                                                                      50,722               51,941
Vacation pay accrued                                                                  28,783               28,369
Miscellaneous                                                                        103,602               96,485
------------------------------------------------------------------------------------------------------------------
Total                                                                                875,747              992,183
------------------------------------------------------------------------------------------------------------------
Deferred Credits and Other Liabilities:
Accumulated deferred income taxes  (Note 8)                                        1,192,265            1,177,687
Accumulated deferred investment tax credits                                          282,873              294,071
Prepaid capacity revenues, net  (Note 7)                                             109,982              122,496
Department of Energy assessments  (Note 1)                                            30,592               33,741
Deferred credits related to income taxes  (Note 8)                                   327,328              364,792
Natural disaster reserve  (Note 1)                                                    22,416               20,757
Miscellaneous                                                                        195,381              222,436
------------------------------------------------------------------------------------------------------------------
Total                                                                              2,160,837            2,235,980
------------------------------------------------------------------------------------------------------------------
Commitments and Contingent Matters (Notes 1, 3, 4, 5, 6, 7, and 12)
Total Capitalization and Liabilities                                              $8,812,867           $8,733,846

==================================================================================================================
The accompanying notes are an integral part of these balance sheets.

STATEMENTS OF CAPITALIZATION
At December 31, 1997 and 1996
Alabama Power Company 1997 Annual Report
===================================================================================================================================
                                                                          1997            1996              1997            1996
-----------------------------------------------------------------------------------------------------------------------------------
                                                                           (in thousands)                  (percent of total)
Common Stock Equity:
Common stock, par value $40 per share --
     Authorized -- 6,000,000 shares
     Outstanding -- 5,608,955 shares in 1997                     $     224,358   $     224,358
Paid-in capital                                                      1,304,645       1,304,645
Premium on preferred stock                                                  99             146
Retained earnings (Note 13)                                          1,221,467       1,185,128
-----------------------------------------------------------------------------------------------------------------------------------
Total common stock equity                                            2,750,569       2,714,277               47.6%          49.3%
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative Preferred Stock:
$1 par value --
     Authorized -- 27,500,000 shares
     Outstanding -- 6,020,200 shares
         $25 stated capital --
            6.40%                                                       50,000          50,000
            6.80%                                                       38,000          38,000
            7.60%                                                            -         150,000
            Adjustable rate
                4.82% - at January 1, 1998                              50,000          50,000
         $100 stated capital --
            Auction rate - 4.235% at January 1, 1998                    50,000          50,000
         $100,000 stated capital --
            Auction rate - 4.20% at January 1, 1998                     20,000          20,000
$100 par value --
     Authorized -- 3,850,000 shares
     Outstanding -- 475,117 shares
         4.20% to 4.52%                                                 18,512          41,400
         4.60% to 4.92%                                                 29,000          29,000
         5.96% to 6.88%                                                      -          12,000
-----------------------------------------------------------------------------------------------------------------------------------
Total cumulative preferred stock (annual dividend
    requirement -- $13,313,000)                                        255,512         440,400
Less amount due within one year (Note 11)                                    -         100,000
-----------------------------------------------------------------------------------------------------------------------------------
Cumulative preferred stock excluding amount due within one year        255,512         340,400                4.4            6.2
-----------------------------------------------------------------------------------------------------------------------------------
Company Obligated Mandatorily
  Redeemable Preferred Securities (Note 9):
    $25 liquidation value -- 7.375%                                     97,000          97,000
    $25 liquidation value -- 7.60%                                     200,000               -
-----------------------------------------------------------------------------------------------------------------------------------
Total (annual distribution requirement -- $22,354,000)                 297,000          97,000                5.2            1.7
------------------------------------------------------------------------------------------------------------------------------------
Long-Term Debt:
First mortgage bonds --
     Maturity                           Interest Rates
     February 1, 1998                   5 1/2%                          50,000          50,000
     August 1, 1999                     6 3/8%                         170,000         170,000
     March 1, 2000                      6%                             100,000         100,000
     August 1, 2002                     6.85%                          100,000         100,000
     2003 through 2007                  6 3/4% to 7 1/4%               475,000         475,000
     2021 through 2024                  7.30% to 9%                    946,108       1,021,059
-----------------------------------------------------------------------------------------------------------------------------------
Total first mortgage bonds                                           1,841,108       1,916,059
Pollution control obligations                                          541,140         476,140
Long-term senior notes                                                 193,800               -
Other long-term debt                                                     7,105           8,056
Unamortized debt premium (discount), net                               (34,615)        (25,496)
-----------------------------------------------------------------------------------------------------------------------------------
Total long-term debt (annual interest
     requirement -- $181,726,000)                                    2,548,538       2,374,759
Less amount due within one year (Note 11)                               75,336          20,753
-----------------------------------------------------------------------------------------------------------------------------------
Long-term debt excluding amount due within one year                  2,473,202       2,354,006               42.8           42.8
-----------------------------------------------------------------------------------------------------------------------------------
Total Capitalization                                             $   5,776,283   $   5,505,683              100.0%         100.0%

===================================================================================================================================
The accompanying notes are an integral part of these statements.


STATEMENTS OF RETAINED EARNINGS
For the Years Ended December 31, 1997, 1996, and 1995
Alabama Power Company 1997 Annual Report

================================================================================================================================
                                                                                        1997             1996              1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                        (in thousands)

Balance at Beginning of Year                                                      $1,185,128       $1,161,225     $1,085,256
Net income after dividends on preferred stock                                        375,939          371,490        360,894
Cash dividends on common stock                                                      (339,600)        (347,500)      (285,000)
Preferred stock transactions, net                                                        (45)              (7)             -
Other adjustments to retained earnings                                                    45              (80)            75
--------------------------------------------------------------------------------------------------------------------------------
Balance at End of Year (Note 13)                                                  $1,221,467       $1,185,128     $1,161,225
================================================================================================================================
The accompanying notes are an integral part of these statements.

NOTES TO FINANCIAL STATEMENTS
Alabama Power Company 1997 Annual Report

1.   SUMMARY OF SIGNIFICANT ACCOUNTING
     POLICIES

General

Alabama Power Company (the company) is a wholly owned subsidiary of Southern Company, which is the parent company of five operating companies, a system service company, Southern Communications Services (Southern Communications), Southern Energy, Inc. (Southern Energy), Southern Nuclear Operating Company (Southern Nuclear), Southern Company Energy Solutions, and other direct and indirect subsidiaries. The operating companies (Alabama Power Company, Georgia Power Company, Gulf Power Company, Mississippi Power Company, and Savannah Electric and Power Company) provide electric service in four southeastern states. Contracts among the companies -- dealing with jointly-owned generating facilities, interconnecting transmission lines, and the exchange of electric power -- are regulated by the Federal Energy Regulatory Commission (FERC) or the Securities and Exchange Commission (SEC). The system service company provides, at cost, specialized services to Southern Company and subsidiary companies. Southern Communications provides digital wireless communications services to the operating companies and also markets these services to the public within the Southeast. Southern Energy designs, builds, owns and operates power production and delivery facilities and provides a broad range of energy related services in the United States and international markets. Southern Nuclear provides services to Southern Company's nuclear power plants. Southern Company Energy Solutions develops new business opportunities related to energy products and services.

    Southern Company is registered as a holding company under the Public Utility Holding Company Act of 1935 (PUHCA). Both Southern Company and its subsidiaries are subject to the regulatory provisions of the PUHCA. The company is also subject to regulation by the FERC and the Alabama Public Service Commission
(APSC). The company follows generally accepted accounting principles and complies with the accounting policies and practices prescribed by the respective regulatory commissions. The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates, and the actual results may differ from those estimates.

Regulatory Assets and Liabilities

The company is subject to the provisions of Financial Accounting Standards Board
(FASB) Statement No. 71, Accounting for the Effects of Certain Types of Regulation. Regulatory assets represent probable future revenues to the company associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process. Regulatory assets and (liabilities) reflected in the Balance Sheets at December 31 relate to the following:

                                              1997         1996
                                         -----------------------
                                               (in thousands)
Deferred income taxes                     $ 384,549    $ 410,010
Deferred income tax credits                (327,328)    (364,792)
Premium on reacquired debt                   81,417       84,149
Department of Energy assessments             34,416       37,490
Vacation pay                                 28,783       28,369
Natural disaster reserve                    (22,416)     (20,757)
Work force reduction costs                   19,316       45,969
Other, net                                   59,726       45,521
----------------------------------------------------------------
Total                                     $ 258,463     $265,959
================================================================

    In the event that a portion of the company's operations is no longer subject to the provisions of Statement No. 71, the company would be required to write off related net regulatory assets and liabilities that are not specifically recoverable through regulated rates. In addition, the company would be required to determine if any impairment to other assets exists, including plant, and write down the assets, if impaired, to their fair value.

Revenues and Fuel Costs

The company accrues revenues for services rendered but unbilled at the end of each fiscal period. Fuel costs are expensed as the fuel is used. The company's electric rates include provisions to adjust billings for fluctuations in fuel and the energy component of purchased power costs. Revenues are adjusted for differences between recoverable fuel costs and amounts actually recovered in current rates.

    The company has a diversified base of customers. No single customer or industry comprises 10 percent or more of revenues. In 1997, uncollectible

Alabama Power Company 1997 Annual Report


accounts continued to average less than 1 percent of revenues.

    Fuel expense includes the amortization of the cost of nuclear fuel and a charge, based on nuclear generation, for the permanent disposal of spent nuclear fuel. Total charges for nuclear fuel included in fuel expense amounted to $68 million in 1997, $64 million in 1996, and $54 million in 1995. The company has a contract with the U.S. Department of Energy (DOE) that provides for the permanent disposal of spent nuclear fuel, which was scheduled to begin in 1998. However, the actual year this service will begin is uncertain. Sufficient storage capacity currently is available to permit operation into 2010 and 2013 at Plant Farley units 1 and 2, respectively.

    Also, the Energy Policy Act of 1992 required the establishment in 1993 of a Uranium Enrichment Decontamination and Decommissioning Fund, which is to be funded in part by a special assessment on utilities with nuclear plants. This assessment will be paid over a 15- year period, which began in 1993. This fund will be used by the DOE for the decontamination and decommissioning of its nuclear fuel enrichment facilities. The law provides that utilities will recover these payments in the same manner as any other fuel expense. The company estimates its remaining liability at December 31, 1997, under this law to be approximately $34 million. This obligation is recognized in the accompanying Balance Sheets.

Depreciation and Nuclear Decommissioning

Depreciation of the original cost of depreciable utility plant in service is provided primarily by using composite straight-line rates, which approximated
3.3 percent in 1997 and 1996, and 3.2 percent in 1995. When property subject to depreciation is retired or otherwise disposed of in the normal course of business, its cost -- together with the cost of removal, less salvage -- is charged to the accumulated provision for depreciation. Minor items of property included in the original cost of the plant are retired when the related property unit is retired. Depreciation expense includes an amount for the expected cost of decommissioning nuclear facilities and removal of other facilities.

         In 1988, the Nuclear Regulatory Commission (NRC) adopted regulations requiring all licensees operating commercial power reactors to establish a plan for providing, with reasonable assurance, funds for decommissioning. The company has established external trust funds to comply with the NRC's regulations. Amounts previously recorded in internal reserves are being transferred into the external trust funds over periods approved by the APSC. The NRC's minimum external funding requirements are based on a generic estimate of the cost to decommission the radioactive portions of a nuclear unit based on the size and type of reactor. The company has filed plans with the NRC to ensure that -- over time -- the deposits and earnings of the external trust funds will provide the minimum funding amounts prescribed by the NRC.

         Site study cost is the estimate to decommission the facility as of the site study year, and ultimate cost is the estimate to decommission the facility as of retirement date. The estimated costs of decommissioning -- both site study costs and ultimate costs -- at December 31, 1997, for Plant Farley were as follows:

    Site study basis (year)                          1993

    Decommissioning periods:
        Beginning year                               2017
        Completion year                              2029
    -----------------------------------------------------------
                                               (in millions)
    Site study costs:
        Radiated structures                        $  489
        Non-radiated structures                        89
    -----------------------------------------------------------
    Total                                          $  578
    ===========================================================
                                               (in millions)
    Ultimate costs:
        Radiated structures                        $1,504
        Non-radiated structures                       274
    -----------------------------------------------------------
    Total                                          $1,778
    ===========================================================
                                               (in millions)
    Amount expensed in 1997                        $   18
    -----------------------------------------------------------
    Accumulated provisions:
        Balance in external trust funds            $  193
        Balance in internal reserves                   44
    -----------------------------------------------------------
    Total                                          $  237
    ===========================================================

    Significant assumptions:
        Inflation rate                               4.5%
        Trust earning rate                           7.0
    -----------------------------------------------------------

    Annual provisions for nuclear decommissioning are based on an annuity method as approved by the APSC. All of the company's decommissioning costs are approved for ratemaking.

Alabama Power Company 1997 Annual Report

    The decommissioning cost estimates are based on prompt dismantlement and removal of the plant from service. The actual decommissioning costs may vary from the above estimates because of changes in the assumed date of decommissioning, changes in NRC requirements, or changes in the assumptions used in making estimates.

Income Taxes

The company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all significant income tax temporary differences. Investment tax credits utilized are deferred and amortized to income over the average lives of the related property.

Allowance For Funds Used During Construction (AFUDC)

AFUDC represents the estimated debt and equity costs of capital funds that are necessary to finance the construction of new facilities. While cash is not realized currently from such allowance, it increases the revenue requirement over the service life of the plant through a higher rate base and higher depreciation expense. The composite rate used to determine the amount of allowance was 5.8 percent in 1997 and 1996, and 7.1 percent in 1995. AFUDC, net of income tax, as a percent of net income after dividends on preferred stock was
0.8 percent in 1997, 1.1 percent in 1996 and 1.7 percent in 1995.

Utility Plant

Utility plant is stated at original cost. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits; and the estimated cost of funds used during construction. The cost of maintenance, repairs and replacement of minor items of property is charged to maintenance expense. The cost of replacements of property (exclusive of minor items of property) is charged to utility plant.

Financial Instruments

The company's only financial instruments for which the carrying amount did not approximate fair value at December 31 are as follows:

                                       Carrying         Fair
                                        Amount         Value
                                      -------------------------
                                             (in millions)

   Long-term debt:
     At December 31, 1997               $2,541         $2,638
     At December 31, 1996               $2,367         $2,420
   Preferred Securities:
     At December 31, 1997                  297            300
     At December 31, 1996                   97             94
   ------------------------------------------------------------

    The fair value for long-term debt and preferred securities was based on either closing market prices or closing prices of comparable instruments.

Materials and Supplies

Generally, materials and supplies include the cost of transmission, distribution, and generating plant materials. Materials are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

Natural Disaster Reserve

In September 1994, in response to a request by the company, the APSC issued an order allowing the company to establish a Natural Disaster Reserve. Regulatory treatment allows the company to accrue $250 thousand per month, until the maximum accumulated provision of $32 million is attained. However, in December 1995, the APSC approved higher accruals to restore the reserve to its authorized level whenever the balance in the reserve declines below $22.4 million.

2.   RETIREMENT BENEFITS

Pension Plan

The company has a defined benefit, trusteed, non-contributory pension plan that covers substantially all regular employees. Benefits are based on one of the following formulas: years of service and final average pay or years of service and a flat-dollar benefit. The company uses the "entry age normal method with a frozen initial liability" actuarial method for funding purposes, subject to limitations under federal income tax regulations. Amounts funded to the pension trusts are primarily invested in equity and fixed-income securities. FASB Statement No. 87, Employers' Accounting for Pensions, requires use of the

Alabama Power Company 1997 Annual Report

"projected unit credit" actuarial method for financial reporting purposes.

Postretirement Benefits

The company also provides certain medical care and life insurance benefits for retired employees. Substantially all these employees may become eligible for these benefits when they retire. Amounts funded are primarily invested in debt and equity securities. In December 1993, the APSC issued an accounting policy statement which requires the company to externally fund net annual postretirement benefits.

    FASB Statement No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, requires that medical care and life insurance benefits for retired employees be accounted for on an accrual basis using a specified actuarial method, "benefit/years-of-service."

Funded Status and Cost of Benefits

The funded status of the plans and reconciliation to amounts reflected in the Balance Sheets at December 31 are as follows:

                                          Pension
                                   -------------------
                                       1997      1996
                                    -------------------
                                       (in millions)

Actuarial present value of
  benefit obligations:
    Vested benefits                 $ 626     $  603
    Non-vested benefits                22         30
 ---------------------------------------------------------
Accumulated benefit obligation        648        633

Additional amounts related to
  projected salary increases          165        180
----------------------------------------------------------
Projected benefit obligation          813        813
Less:
  Fair value of plan assets         1,521      1,334
  Unrecognized net gain              (585)      (413)
  Unrecognized prior service cost      43         46
  Unrecognized transition asset       (35)       (40)
----------------------------------------------------------
Prepaid asset recognized in the
  Balance Sheets                   $  131      $ 114
==========================================================

                                           Postretirement
                                             Benefits
                                        ----------------------
                                          1997       1996
                                        ----------------------
                                           (in millions)
   Actuarial present value of
      benefit obligation:
        Retirees and dependents            $135      $116
        Employees eligible to retire         24        28
        Other employees                      93        98
   -----------------------------------------------------------
   Accumulated benefit obligation           252       242
   Less:
      Fair value of plan assets             135       108
      Unrecognized net loss                   3        15
      Unrecognized transition
        obligation                           61        65
   -----------------------------------------------------------
   Accrued liability recognized
      in the Balance Sheets                $ 53      $ 54
   ===========================================================

    The weighted average rates assumed in the actuarial calculations were:

                                1997       1996      1995
                              -------------------------------

   Discount                      7.5%       7.8%      7.3%
   Annual salary increase        5.0        5.3       4.8
   Long-term return on
      plan assets                8.5        8.5       8.5
   ----------------------------------------------------------

    An additional assumption used in measuring the accumulated postretirement benefit obligation was a weighted average medical care cost trend rate of 8.8 percent for 1997, decreasing gradually to 5.5 percent through the year 2005 and remaining at that level thereafter. An annual increase in the assumed medical care cost trend rate of 1 percent would increase the accumulated benefit obligation as of December 31, 1997, by $21 million and the aggregate of the service and interest cost components of the net retiree cost by $2 million.

    Components of the plans' net cost are shown below:

                                                  Pension
   -------------------------------------------------------------------
                                          1997      1996       1995
                                         -----------------------------
                                                 (in millions)
   Benefits earned during
      the year                          $ 20.3   $  21.5    $  21.2
   Interest cost on projected
      benefit obligation                  58.4      59.5       54.3
   Actual (return) loss on plan
      assets                            (227.8)   (148.9)    (236.3)
   Net amortization and deferral         116.8      43.8      136.9
   -------------------------------------------------------------------
   Net pension cost (income)           $ (32.3)  $ (24.1)   $ (23.9)
 =====================================================================

Alabama Power Company 1997 Annual Report

         Of the above net pension income, $24.8 million in 1997, $20.3 million in 1996, and $17.1 million in 1995 were recorded as credits to operating expenses, and the remainder was recorded as credits to construction and other accounts.

                                             Postretirement
                                                Benefits
                                         --------------------
                                          1997   1996   1995
                                         ------------- ------
                                              (in millions)

Benefits earned during the year           $  4   $  5   $  7
Interest cost on accumulated
   benefit obligation                       18     17     18
Amortization of transition
   obligation                                4      4      7
Actual (return) loss on plan
   assets                                  (14)    (7)   (10)
Net amortization and deferral                7      2      5
-------------------------------------------------------------
Net postretirement costs                  $ 19   $ 21   $ 27
=============================================================

    Of the above net postretirement costs recorded, $16.3 million in 1997, $17.8 million in 1996, and $22.7 million in 1995 were charged to operating expenses and the remainder was charged to construction and other accounts.

Work Force Reduction Programs

The company has incurred additional costs for work force reduction programs. The costs related to these programs were $33 million, $26.7 million and $14.3 million for the years 1997, 1996 and 1995, respectively. In addition, certain costs of these programs were deferred and are being amortized in accordance with regulatory treatment. The unamortized balance of these costs was $19.3 million at December 31, 1997.

3.   LITIGATION AND REGULATORY MATTERS

Retail Rate Adjustment Procedures

In November 1982, the APSC adopted rates that provide for periodic adjustments based upon the company's earned return on end-of-period retail common equity. The rates also provide for adjustments to recognize the placing of new generating facilities in retail service. Both increases and decreases have been placed into effect since the adoption of these rates. The rate adjustment procedures allow a return on common equity range of 13.0 percent to 14.5 percent and limit increases or decreases in rates to 4 percent in any calendar year.

    In June 1995, the APSC issued a rate order granting the company's request for gradual adjustments to move toward parity among customer classes. This order also calls for a moratorium on any periodic retail rate increases (but not decreases) until July 2001.

    In December 1995, the APSC issued an order authorizing the company to reduce balance sheet items -- such as plant and deferred charges -- at any time the company's actual base rate revenues exceed the budgeted revenues. In April 1997, the APSC issued an additional order authorizing the company to reduce balance sheet asset items. This order authorizes the reduction of such items up to an amount equal to five times the total estimated annual revenue reduction resulting from future rate reductions initiated by the company.

    The ratemaking procedures will remain in effect until the APSC votes to modify or discontinue them.

Appliance Warranty Litigation

In 1996, legal actions against the company were filed in several counties in Alabama charging the company with fraud and non-compliance with regulatory statutes relating to the offer, sale, and financing of "extended service contracts" in connection with the sale of electric appliances. Some of these suits were filed as class actions, while others were filed on behalf of multiple individual plaintiffs. The plaintiffs seek damages for an unspecified amount. The company has offered extended service agreements to its customers since January 1984, and approximately 175,000 extended service agreements could be involved in these proceedings. The final outcome of these cases cannot now be determined.

FERC Reviews Equity Returns

In May 1991, the FERC ordered that hearings be conducted concerning the reasonableness of the operating companies' wholesale rate schedules and contracts that have a return on common equity of 13.75 percent or greater. The contracts that could be affected by the hearings include substantially all of the transmission, unit power, long-term power and other similar contracts.

    In August 1992, a FERC administrative law judge issued an opinion that changes in rate schedules and contracts were not necessary and that the FERC

Alabama Power Company 1997 Annual Report

staff failed to show how any changes were in the public interest. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter remains pending before the FERC.

    In August 1994, the FERC instituted another proceeding based on substantially the same issues as in the 1991 proceeding. In November 1995, a FERC administrative law judge issued an opinion that the FERC staff failed to meet its burden of proof, and therefore, no change in the equity return was necessary. The FERC staff has filed exceptions to the administrative law judge's opinion, and the matter is pending before the FERC.

    If the rates of return on common equity recommended by the FERC staff were applied to all of the schedules and contracts involved in both proceedings, as well as certain other contracts that reference these proceedings in determining return on common equity, and if refunds were ordered, the amount of refunds could range up to approximately $194 million at December 31, 1997 for Southern Company, of which the company's portion would be approximately $95 million. Although management believes that rates are not excessive and that refunds are not justified, the final outcome of this matter cannot now be determined.

Tax Litigation

In August 1997, Southern Company and the Internal Revenue Service entered into a settlement agreement related to tax issues for the years 1984 through 1987. The agreement is subject to the review and approval by the Joint Congressional Committee on Taxation. If approved by the Joint Committee, the agreement would resolve all issues in the case for the years before the U. S. Tax Court, resulting in a refund to the company of approximately $22 million. This amount includes interest of $14 million. The tax litigation was related to a timing issue as to when taxes should have been paid; therefore, only the interest portion will affect future income.

4.   CAPITAL BUDGET

The company's capital expenditures are currently estimated to total $615 million in 1998, $723 million in 1999, and $524 million in 2000. The capital budget is subject to periodic review and revision, and actual capital cost incurred may vary from the above estimates because of numerous factors. These factors include: changes in business conditions; revised load growth projections; changes in environmental regulations; changes in the existing nuclear plant to meet new regulatory requirements; increasing costs of labor, equipment, and materials; and cost of capital.

    The company will replace all six steam generators at Plant Farley at a total cost of approximately $234 million. Additionally, the company plans to construct and install 800 megawatts of new generating capacity and associated substation facilities at Plant Barry. The projected capital expenditures for this project amount to approximately $289 million.

    In addition, significant construction will continue related to transmission and distribution facilities and the upgrading of generating plants.

5.   FINANCING, INVESTMENT, AND
     COMMITMENTS

General

To the extent possible, the company's construction program is expected to be financed primarily from internal sources. Short-term debt is often utilized and the amounts available are discussed below. The company may issue additional long-term debt and preferred securities for debt maturities, redeeming higher-cost securities, and meeting additional capital requirements.

Financing

The ability of the company to finance its capital budget depends on the amount of funds generated internally and the funds it can raise by external financing. The company historically has relied on issuances of first mortgage bonds and preferred stock, in addition to pollution control revenue bonds issued for its benefit by public authorities, to meet its long-term external financing requirements. Recently, the company's financings have consisted of unsecured debt and trust preferred securities. In this regard, the company sought and obtained stockholder approval in 1997 to amend its corporate charter eliminating restrictions on the amounts of unsecured indebtedness it may incur. In order to issue additional debt and equity securities, the company must comply with

Alabama Power Company 1997 Annual Report

certain earnings coverage requirements designated in its mortgage indenture and corporate charter. The most restrictive of these provisions requires, for the issuance of additional first mortgage bonds, that before-income-tax earnings, as defined, cover pro forma annual interest charges on outstanding first mortgage bonds at least twice; and for the issuance of additional preferred stock, that gross income available for interest cover pro forma annual interest charges and preferred stock dividends at least one and one-half times. The company's coverages are at a level that would permit any necessary amount of security sales at current interest and dividend rates.

Bank Credit Arrangements

The company, along with Georgia Power Company, has entered into agreements with several banks outside the service area to provide $300 million of revolving credit to the companies through June 30, 1999. To provide liquidity support for commercial paper programs, the company and Georgia Power Company have exclusive right to $135 million and $165 million, respectively, of the available credit. However, the allocations can be changed among the borrowers by notifying the respective banks. The companies have the option of converting the short-term borrowings into term loans, payable in 12 equal quarterly installments, with the first installment due at the end of the first calendar quarter after the applicable termination date or at an earlier date at the companies' option. In addition, these agreements require payment of commitment fees based on the unused portions of the commitments or the maintenance of compensating balances with the banks.

    Additionally, the company maintains committed lines of credit in the amount of $679 million (including $208 million of such lines under which borrowings may be made only to fund purchase obligations relating to variable rate pollution control bonds) which expire at various times during 1998 and, in certain cases, provide for average annual compensating balances. Because the arrangements are based on an average balance, the company does not consider any of its cash balances to be restricted as of any specific date. Moreover, the company borrows from time to time pursuant to arrangements with banks for uncommitted lines of credit.

    At December 31, 1997, the company had regulatory approval to have outstanding up to $750 million of short-term borrowings.

Assets Subject to Lien

The company's mortgage, as amended and supplemented, securing the first mortgage bonds issued by the company, constitutes a direct lien on substantially all of the company's fixed property and franchises.

Fuel Commitments

To supply a portion of the fuel requirements of its generating plants, the company has entered into various long-term commitments for the procurement of fossil and nuclear fuel. In most cases, these contracts contain provisions for price escalations, minimum purchase levels and other financial commitments. Total estimated long-term obligations at December 31, 1997, were as follows:

Year                                              Amounts
----                                        -----------------
                                               (in millions)
1998                                              $869
1999                                               632
2000                                               388
2001                                               377
2002                                               317
2003-2013                                        2,538
-------------------------------------------------------------
Total commitments                               $5,121
=============================================================

Operating Leases

The company has entered into coal rail car rental agreements with various terms and expiration dates. At December 31, 1997, estimated minimum rental commitments for noncancellable operating leases were as follows:


Year                                              Amounts
----                                        -----------------
                                               (in millions)
1998                                              $5.6
1999                                               5.6
2000                                               5.6
2001                                               5.6
2002                                               5.6
2003-2017                                         55.5
------------------------------------------------------------------
Total minimum payments                           $83.5
==================================================================

6.   JOINT OWNERSHIP AGREEMENTS

The company and Georgia Power Company own equally all of the outstanding capital stock of Southern Electric Generating Company (SEGCO), which owns electric

Alabama Power Company 1997 Annual Report

generating units with a total rated capacity of 1,020 megawatts, together with associated transmission facilities. The capacity of these units is sold equally to the company and Georgia Power Company under a contract which, in substance, requires payments sufficient to provide for the operating expenses, taxes, interest expense and a return on equity, whether or not SEGCO has any capacity and energy available. The company's share of expenses totaled $73 million in 1997, $75 million in 1996 and $71 million in 1995, and is included in "Purchased power from affiliates" in the Statements of Income.

    In addition, the company has guaranteed unconditionally the obligation of SEGCO under an installment sale agreement for the purchase of certain pollution control facilities at SEGCO's generating units, pursuant to which $24.5 million principal amount of pollution control revenue bonds are outstanding. Georgia Power Company has agreed to reimburse the company for the pro rata portion of such obligation corresponding to its then proportionate ownership of stock of SEGCO if the company is called upon to make such payment under its guaranty.

    At December 31, 1997, the capitalization of SEGCO consisted of $50 million of equity and $72 million of long-term debt on which the annual interest requirement is $4.5 million. SEGCO paid dividends totaling $10.6 million in 1997, $10.1 million in 1996, and $7.6 million in 1995, of which one-half of each was paid to the company. SEGCO's net income was $8.5 million, $7.7 million, and $8.1 million for 1997, 1996 and 1995, respectively.

    The company's percentage ownership and investment in jointly-owned generating plants at December 31, 1997, follows:

                             Total
                            Megawatt         Company
     Facility (Type)        Capacity        Ownership
   -------------------    ------------    -------------

   Greene County               500            60.00%    (1)
      (coal)
   Plant Miller
      Units 1 and 2          1,320            91.84%    (2)
      (coal)
   =========================================================
(1)  Jointly owned with an affiliate, Mississippi Power Company.
(2)  Jointly owned with Alabama Electric Cooperative, Inc.


                             Company         Accumulated
        Facility           Investment        Depreciation
   -------------------    --------------    ---------------
                                    (in millions)

Greene County                $  93           $  40
Plant Miller
  Units 1 and 2                717             311
------------------------------------------------------------

7.   LONG-TERM POWER SALES AGREEMENTS

General

The company and the operating affiliates of Southern Company have entered into long-term contractual agreements for the sale of capacity and energy to certain non-affiliated utilities located outside the system's service area. These agreements -- expiring at various dates discussed below -- are firm and pertain to capacity related to specific generating units. Because the energy is generally sold at cost under these agreements, profitability is primarily affected by revenues from capacity sales. The company's capacity revenues amounted to $136 million in 1997, $151 million in 1996, and $157 million in 1995.

    Unit power from Plant Miller is being sold to Florida Power Corporation
(FPC), Florida Power & Light Company (FP&L), Jacksonville Electric Authority
(JEA) and the City of Tallahassee, Florida. Under these agreements, approximately 1,200 megawatts of capacity is scheduled to be sold through 1999. Thereafter, these sales will remain at that approximate level -- unless reduced by FP&L, FPC, and JEA for the periods after 1999 with a minimum of three years notice -- until the expiration of the contracts in 2010.

Alabama Municipal Electric Authority (AMEA) Capacity Contracts

In August 1986, the company entered into a firm power purchase contract with AMEA entitling AMEA to scheduled amounts of capacity (to a maximum 100 megawatts) for a period of 15 years commencing September 1, 1986 (1986 Contract). In October 1991, the company entered into a second firm power purchase contract with AMEA entitling AMEA to scheduled amounts of additional capacity (to a maximum 80 megawatts) for a period of 15 years commencing October 1, 1991 (1991 Contract). In both contracts the power will be sold to AMEA for its member municipalities that previously were served directly by the company as wholesale customers. Under the terms of the contracts, the company received

Alabama Power Company 1997 Annual Report

payments from AMEA representing the net present value of the revenues associated with the respective capacity entitlements, discounted at effective annual rates of 9.96 percent and 11.19 percent for the 1986 and 1991 contracts, respectively. These payments are being recognized as operating revenues and the discounts are being amortized to other interest expense as scheduled capacity is made available over the terms of the contracts.

    In order to secure AMEA's advance payments and the company's performance obligation under the contracts, the company issued and delivered to an escrow agent first mortgage bonds representing the maximum amount of liquidated damages payable by the company in the event of a default under the contracts. No principal or interest is payable on such bonds unless and until a default by the company occurs. As the liquidated damages decline under the contracts, a portion of the bonds equal to the decreases are returned to the company. At December 31, 1997, $113.8 million of such bonds was held by the escrow agent under the contracts.

8.   INCOME TAXES

At December 31, 1997, the tax-related regulatory assets and liabilities were $385 million and $327 million, respectively. These assets are attributable to tax benefits flowed through to customers in prior years and to taxes applicable to capitalized AFUDC. These liabilities are attributable to deferred taxes previously recognized at rates higher than current enacted tax law and to unamortized investment tax credits.

    Details of the federal and state income tax provisions are as follows:

                                       1997         1996         1995
                                    ------------------------------------
                                          (in thousands)
Total provision for income
taxes:
Federal--
  Currently payable                $197,159     $172,911      $166,105
  Deferred--
     current year                    32,884       (6,309)       43,493
     reversal of prior years        (44,300)      18,948       (15,817)
  Deferred investment tax
     credits                              -            -           (75)
------------------------------------------------------------------------
                                    185,743      185,550       193,706
-----------------------------------------------------------------------
State--
   Currently payable                 23,147       16,212        18,108
   Deferred--
     current year                     1,409          697         5,117
     reversal of prior years         (2,422)       3,249           (91)
------------------------------------------------------------------------
                                     22,134       20,158        23,134
Total                               207,877      205,708       216,840
Less income taxes credited
   to other income                  (12,351)     (22,400)      (14,142)
-------------------------------------------------------------------------
Total income taxes
   charged operations              $220,228     $228,108      $230,982
=========================================================================

    The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows:


                                              1997      1996
                                            -------------------
                                                 (in millions)
Deferred tax liabilities:
   Accelerated depreciation                  $  847        $  816
   Property basis differences                   463           466
   Premium on reacquired debt                    30            31
   Other                                         31            51
------------------------------------------------------------------
Total                                         1,371         1,364
------------------------------------------------------------------
Deferred tax assets:
Capacity prepayments                             31            34
Other deferred costs                             33            27
Postretirement benefits                          18            21
Unbilled revenue                                 16            15
Other                                            66            54
------------------------------------------------------------------
Total                                           164           151
------------------------------------------------------------------
Net deferred tax liabilities                  1,207         1,213
Portion included in current assets
 (liabilities), net                             (15)          (35)
------------------------------------------------------------------
 Accumulated deferred income taxes
   in the Balance Sheets                     $1,192        $1,178
===================================================================

Alabama Power Company 1997 Annual Report

    Deferred investment tax credits are amortized over the life of the related property with such amortization normally applied as a credit to reduce depreciation in the Statements of Income. Credits amortized in this manner amounted to $11 million in 1997 and 1996, and $12 million in 1995. At December 31, 1997, all investment tax credits available to reduce federal income taxes payable had been utilized.

    A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

                                      1997     1996     1995
                                     --------------------------
 Federal statutory rate               35.0%    35.0%    35.0%
 State income tax,
   net of federal deduction            2.4      2.2      2.5
 Non-deductible book
   depreciation                        1.5      1.5      1.6
 Differences in prior years'
   deferred and current tax rates     (2.3)    (1.6)    (1.8)
 Other                                (1.9)    (3.0)    (1.4)
 --------------------------------------------------------------
 Effective income tax rate            34.7%    34.1%    35.9%
 ==============================================================

    Southern Company files a consolidated federal income tax return. Under a joint consolidated income tax agreement, each subsidiary's current and deferred tax expense is computed on a stand-alone basis. Tax benefits from losses of the parent company are allocated to each subsidiary based on the ratio of taxable income to total consolidated taxable income.

9.   COMPANY OBLIGATED MANDATORILY
     REDEEMABLE PREFERRED SECURITIES

In January 1996, Alabama Power Capital Trust I (Trust I), of which the company owns all of the common securities, issued $97 million of 7.375 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust I are $100 million aggregate principal amount of the company's 7.375 percent junior subordinated notes due March 31, 2026.

    In January 1997, Alabama Power Capital Trust II (Trust II), of which the company also owns all of the common securities, issued $200 million of 7.60 percent mandatorily redeemable preferred securities. Substantially all of the assets of Trust II are $206 million aggregate principal amount of the company's
7.60 percent junior subordinated notes due December 31, 2036.

10.  OTHER LONG-TERM DEBT

Details of other long-term debt at December 31 are as follows:

                                          1997           1996
                                   --------------------------
                                        (in thousands)
   Obligations incurred in
     connection with the
     sale of pollution control
     revenue bonds by public
     authorities-
       Collateralized -
          5.5% to 6.5 % due
            2023-2024                 $223,040      $223,040
          Variable rates (4.1%
          to 4.8% at 1/1/98)
          due 2015-2017                 89,800        89,800
    Non-collateralized -
          7.25% due 2003                 1,000         1,000
          5.8% due 2022                  9,800         9,800
          Variable rates (4.50%
          to 5.9% at 1/1/98)
          due 2021 - 2022              217,500       152,500
-------------------------------------------------------------
                                       541,140       476,140
Capitalized lease obligations            7,105         8,056
Long-term senior notes -
  7.125% due 2047                      193,800             -
-------------------------------------------------------------
Total                                 $742,045      $484,196
=============================================================

    Pollution control obligations represent installment purchases of pollution control facilities financed by funds derived from sales by public authorities of revenue bonds. The company is required to make payments sufficient for the authorities to meet principal and interest requirements of such bonds. With respect to $312.8 million of such pollution control obligations, the company has authenticated and delivered to the trustees a like principal amount of first mortgage bonds as security for its obligations under the installment purchase agreements. No principal or interest on these first mortgage bonds is payable unless and until a default occurs on the installment purchase agreements.

   The estimated aggregate annual maturities of other long-term debt through 2001 are as follows: $1.0 million in 1998, $1.2 million in 1999, $1.1 million in 2000, $1.0 million in 2001 and $1.1 million in 2002.

Alabama Power Company 1997 Annual Report

11.   SECURITIES DUE WITHIN ONE YEAR

A summary of the improvement fund requirements and scheduled maturities and redemptions of long-term debt and preferred stock due within one year at December 31 is as follows:

                                               1997        1996
                                        ------------------------
                                                (in thousands)
    Bond improvement fund
       requirements                         $18,450    $ 19,410
    First mortgage bond maturities
       and redemptions                       55,895         391
    Other long-term debt maturities
       (Note 10)                                991         952
    ------------------------------------------------------------
    Total long-term debt due within
       one year                              75,336      20,753
    ------------------------------------------------------------
    Preferred stock to be reacquired              -     100,000
    ------------------------------------------------------------
    Total                                   $75,336    $120,753
    ============================================================

    The annual first mortgage bond improvement fund requirement is 1 percent of the aggregate principal amount of bonds of each series authenticated, so long as a portion of that series is outstanding, and may be satisfied by the deposit of cash and/or reacquired bonds, the certification of unfunded property additions or a combination thereof. The 1998 requirement of $18.5 million was satisfied by the deposit of cash in 1998, all of which was used for the redemption of outstanding first mortgage bonds. Also in early 1998, the company redeemed $5.9 million first mortgage bonds and retired $50 million first mortgage bonds. Scheduled maturities amount to $991 thousand in connection with capitalized office building leases and a street light lease.

12.   NUCLEAR INSURANCE

Under the Price-Anderson Amendments Act of 1988 (Act), the company maintains agreements of indemnity with the NRC that, together with private insurance, cover third-party liability arising from any nuclear incident occurring at Plant Farley. The Act provides funds up to $8.9 billion for public liability claims that could arise from a single nuclear incident. Plant Farley is insured against this liability to a maximum of $200 million by private insurance, with the remaining coverage provided by a mandatory program of deferred premiums which could be assessed, after a nuclear incident, against all owners of nuclear reactors. The company could be assessed up to $79 million per incident for each licensed reactor it operates but not more than an aggregate of $10 million per incident to be paid in a calendar year for each reactor. Such maximum assessment, excluding any applicable state premium taxes, for the company is $159 million per incident but not more than an aggregate of $20 million to be paid for each incident in any one year.

    The company is a member of Nuclear Electric Insurance Limited (NEIL), a mutual insurer established to provide property damage insurance in an amount up to $500 million for members' nuclear generating facilities. The members are subject to a retrospective premium assessment in the event that losses exceed accumulated reserve funds. The company's maximum annual assessment per incident is limited to $8 million under the current policy.

    Additionally, the company has policies that currently provide decontamination, excess property insurance, and premature decommissioning coverage up to $2.25 billion for losses in excess of the $500 million primary coverage. This excess insurance is also provided by NEIL.

    NEIL also covers the additional cost that would be incurred in obtaining replacement power during a prolonged accidental outage at a member's nuclear plant. Members can be insured against increased cost of replacement power in an amount up to $3.5 million per week (starting 17 weeks after the outage) for one year and up to $2.8 million per week for the second and third years.

    Under each of the NEIL policies, members are subject to assessments if losses each year exceed the accumulated funds available to the insurer under that policy. The maximum annual assessments per incident under current policies for the company would be $10 million for excess property damage and $8 million for replacement power.

    For all on-site property damage insurance policies for commercial nuclear power plants, the NRC requires that the proceeds of such policies issued or renewed on or after April 2, 1991, shall be dedicated first for the sole purpose of placing the reactor in a safe and stable condition after an accident. Any remaining proceeds are to be applied next toward the costs of decontamination and debris removal operations ordered by the NRC, and any further remaining proceeds are to be paid either to the company or to its bond trustees as may be appropriate under the policies and applicable trust indentures.

Alabama Power Company 1997 Annual Report

    All retrospective assessments, whether generated for liability, property or replacement power may be subject to applicable state premium taxes.

13.   COMMON STOCK DIVIDEND
      RESTRICTIONS

The company's first mortgage bond indenture contains various common stock dividend restrictions that remain in effect as long as the bonds are outstanding. At December 31, 1997, retained earnings of $796 million were restricted against the payment of cash dividends on common stock under terms of the mortgage indenture.

14.   QUARTERLY FINANCIAL INFORMATION
      (Unaudited)

Summarized quarterly financial data for 1997 and 1996 are as follows:
                                                     Net Income
                                                       After
                                                     Dividends
       Quarter            Operating    Operating    on Preferred
        Ended             Revenues      Income         Stock
 -------------------    -----------------------------------------
                                     (in thousands)

 March 1997                $704,768     $123,455    $   57,807
 June 1997                  728,089      125,750        63,137
 September 1997             962,446      249,487       191,800
 December 1997              753,808      128,511        63,195

 March 1996                $732,809     $142,052    $   73,159
 June 1996                  779,587      151,673        95,778
 September 1996             913,308      222,523       152,589
 December 1996              695,071      100,390        49,964
 ----------------------------------------------------------------
The company's business is influenced by seasonal weather conditions.


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1997 Annual Report


===================================================================================================================================
                                                                                               1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                        $3,149,111      $3,120,775     $3,024,774
Net Income after Dividends
     on Preferred Stock (in thousands)                                                     $375,939        $371,490       $360,894
Cash Dividends on Common Stock (in thousands)                                              $339,600        $347,500       $285,000
Return on Average Common Equity (percent)                                                     13.76           13.75          13.61
Total Assets (in thousands)                                                              $8,812,867      $8,733,846     $8,744,360
Gross Property Additions (in thousands)                                                    $451,167        $425,024       $551,781
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                      $2,750,569      $2,714,277     $2,690,374
Preferred stock                                                                             255,512         340,400        440,400
Preferred stock subject to mandatory redemption                                                   -               -              -
Subsidiary obligated mandatorily redeemable preferred securities                            297,000          97,000              -
Long-term debt                                                                            2,473,202       2,354,006      2,374,948
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            $5,776,283      $5,505,683     $5,505,722
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                            47.6            49.3           48.9
Preferred stock                                                                                 4.4             6.2            8.0
Company obligated mandatorily redeemable preferred securities                                   5.2             1.7            -
Long-term debt                                                                                 42.8            42.8           43.1
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                 100.0           100.0          100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                            -               -              -
Retired                                                                                      74,951          83,797              -
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                      200,000          97,000              -
Preferred Stock (in thousands):
Issued                                                                                            -               -              -
Retired                                                                                     184,888               -              -
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                     A1              A1             A1
     Standard and Poor's                                                                         A+              A+             A+
     Duff & Phelps                                                                              AA-             AA-             A+
Preferred Stock -
     Moody's                                                                                     a2              a2             a2
     Standard and Poor's                                                                          A               A              A
     Duff & Phelps                                                                               A+              A+              A
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                               1,092,161       1,073,559      1,058,197
Commercial                                                                                  177,362         171,827        166,480
Industrial                                                                                    5,076           5,100          5,338
Other                                                                                           728             732            725
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                     1,275,327       1,251,218      1,230,740
===================================================================================================================================
Employees (year-end)                                                                          6,531           6,865          7,261




SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1997 Annual Report

===================================================================================================================================
                                                                                               1994            1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                        $2,935,142      $3,007,609     $2,846,840
Net Income after Dividends
     on Preferred Stock (in thousands)                                                     $356,338        $346,494       $338,555
Cash Dividends on Common Stock (in thousands)                                              $268,000        $252,900       $273,300
Return on Average Common Equity (percent)                                                     13.86           13.94          14.02
Total Assets (in thousands)                                                              $8,459,217      $8,248,683     $6,593,618
Gross Property Additions (in thousands)                                                    $536,785        $435,843       $367,463
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                      $2,614,405      $2,526,348     $2,443,493
Preferred stock                                                                             440,400         440,400        489,400
Preferred stock subject to mandatory redemption                                                   -               -              -
Subsidiary obligated mandatorily redeemable preferred securities                                  -               -              -
Long-term debt                                                                            2,455,013       2,362,852      2,202,473
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            $5,509,818      $5,329,600     $5,135,366
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                            47.4            47.4           47.6
Preferred stock                                                                                 8.0             8.3            9.5
Company obligated mandatorily redeemable preferred securities                                     -               -              -
Long-term debt                                                                                 44.6            44.3           42.9
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                 100.0           100.0          100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                      150,000         860,000        745,000
Retired                                                                                      20,387         699,788        931,797
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                            -               -              -
Preferred Stock (in thousands):
Issued                                                                                            -         158,000        150,000
Retired                                                                                           -         207,000        145,000
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                     A1              A1             A1
     Standard and Poor's                                                                          A               A              A
     Duff & Phelps                                                                               A+              A+              A
Preferred Stock -
     Moody's                                                                                     a2              a2             a2
     Standard and Poor's                                                                         A-              A-             A-
     Duff & Phelps                                                                               A-              A-             A-
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                               1,042,974       1,027,130      1,012,294
Commercial                                                                                  162,239         157,337        152,530
Industrial                                                                                    5,341           5,391          5,434
Other                                                                                           716             713            704
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                     1,211,270       1,190,571      1,170,962
===================================================================================================================================
Employees (year-end)                                                                          7,996           8,009          8,116



                                       29A

SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1997 Annual Report

===================================================================================================================================
                                                                                               1991            1990           1989
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                        $2,846,794      $2,722,424     $2,629,354
Net Income after Dividends
     on Preferred Stock (in thousands)                                                     $339,666        $312,803       $311,146
Cash Dividends on Common Stock (in thousands)                                              $232,900        $220,800       $217,300
Return on Average Common Equity (percent)                                                     14.55           14.00          14.53
Total Assets (in thousands)                                                              $6,549,462      $6,362,293     $6,279,431
Gross Property Additions (in thousands)                                                    $397,011        $444,680       $459,199
-----------------------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                      $2,387,198      $2,280,590     $2,188,811
Preferred stock                                                                             484,400         484,400        484,400
Preferred stock subject to mandatory redemption                                                   -          12,500         17,500
Subsidiary obligated mandatorily redeemable preferred securities                                  -               -              -
Long-term debt                                                                            2,382,635       2,397,931      2,435,129
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                            $5,254,233      $5,175,421     $5,125,840
===================================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                            45.4            44.1           42.7
Preferred stock                                                                                 9.2             9.6            9.8
Company obligated mandatorily redeemable preferred securities                                     -               -              -
Long-term debt                                                                                 45.4            46.3           47.5
-----------------------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                 100.0           100.0          100.0
===================================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                      250,000               -              -
Retired                                                                                     227,695          33,122         75,650
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                            -               -              -
Preferred Stock (in thousands):
Issued                                                                                            -               -              -
Retired                                                                                      17,500           5,000          5,000
-----------------------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                     A1              A1             A1
     Standard and Poor's                                                                          A               A              A
     Duff & Phelps                                                                                A               A              A
Preferred Stock -
     Moody's                                                                                     a2              a2             a2
     Standard and Poor's                                                                         A-              A-             A-
     Duff & Phelps                                                                               A-              A-             A-
-----------------------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                                 997,585         985,566        974,622
Commercial                                                                                  148,228         144,340        141,265
Industrial                                                                                    5,496           5,322          5,200
Other                                                                                           697             690            684
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                     1,152,006       1,135,918      1,121,771
===================================================================================================================================
Employees (year-end)                                                                          8,513           9,473          9,698



                                       29B


SELECTED FINANCIAL AND OPERATING DATA
Alabama Power Company 1997 Annual Report

=====================================================================================================================
                                                                                                 1988           1987
---------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands)                                                          $2,476,626     $2,574,634
Net Income after Dividends
     on Preferred Stock (in thousands)                                                       $283,475       $257,239
Cash Dividends on Common Stock (in thousands)                                                $212,700       $201,100
Return on Average Common Equity (percent)                                                       14.03          13.56
Total Assets (in thousands)                                                                $6,180,945     $5,912,000
Gross Property Additions (in thousands)                                                      $643,892       $600,589
---------------------------------------------------------------------------------------------------------------------
Capitalization (in thousands):
Common stock equity                                                                        $2,094,815     $1,946,747
Preferred stock                                                                               484,400        384,400
Preferred stock subject to mandatory redemption                                                22,500         27,500
Subsidiary obligated mandatorily redeemable preferred securities                                    -              -
Long-term debt                                                                              2,496,492      2,386,258
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                              $5,098,207     $4,744,905
=====================================================================================================================
Capitalization Ratios (percent):
Common stock equity                                                                              41.1           41.0
Preferred stock                                                                                   9.9            8.7
Company obligated mandatorily redeemable preferred securities                                       -              -
Long-term debt                                                                                   49.0           50.3
---------------------------------------------------------------------------------------------------------------------
Total (excluding amounts due within one year)                                                   100.0          100.0
=====================================================================================================================
First Mortgage Bonds (in thousands):
Issued                                                                                        150,000        200,000
Retired                                                                                        42,445        108,082
Company Obligated Mandatorily Redeemable Preferred
     Securities (in thousands):
Issued                                                                                              -              -
Preferred Stock (in thousands):
Issued                                                                                        100,000              -
Retired                                                                                         2,500          5,000
---------------------------------------------------------------------------------------------------------------------
Security Ratings:
First Mortgage Bonds -
     Moody's                                                                                       A1             A1
     Standard and Poor's                                                                            A              A
     Duff & Phelps                                                                                  6              6
Preferred Stock -
     Moody's                                                                                       a2             a2
     Standard and Poor's                                                                           A-             A-
     Duff & Phelps                                                                                  7              7
---------------------------------------------------------------------------------------------------------------------
Customers (year-end):
Residential                                                                                   964,581        950,101
Commercial                                                                                    137,955        134,533
Industrial                                                                                      5,120          4,955
Other                                                                                             678            713
---------------------------------------------------------------------------------------------------------------------
Total                                                                                       1,108,334      1,090,302
=====================================================================================================================
Employees (year-end)                                                                           10,302         10,457

                                       29C

SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1997 Annual Report
===================================================================================================================================
                                                                                               1997            1996           1995
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $997,507        $998,806       $997,069
Commercial                                                                                  724,148         696,453        670,453
Industrial                                                                                  775,591         759,628        805,596
Other                                                                                        13,563          13,729         13,619
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,510,809       2,468,616      2,486,737
Sales for resale - non-affiliates                                                           431,023         391,669        370,140
Sales for resale - affiliates                                                               161,795         216,620        127,730
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  3,103,627       3,076,905      2,984,607
Other revenues                                                                               45,484          43,870         40,167
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $3,149,111      $3,120,775     $3,024,774
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              14,336,408      14,593,761     14,383,231
Commercial                                                                               11,330,312      10,904,476     10,043,220
Industrial                                                                               20,727,912      19,999,258     19,862,577
Other                                                                                       180,389         192,573        186,848
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                             46,575,021      45,690,068     44,475,876
Sales for resale - non-affiliates                                                        11,893,905       9,491,237      8,046,189
Sales for resale - affiliates                                                             8,993,326      10,292,066      6,705,174
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    67,462,252      65,473,371     59,227,239
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    6.96            6.84           6.93
Commercial                                                                                     6.39            6.39           6.68
Industrial                                                                                     3.74            3.80           4.06
Total retail                                                                                   5.39            5.40           5.59
Sales for resale                                                                               2.84            3.07           3.38
Total sales                                                                                    4.60            4.70           5.04
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            13,254          13,705         13,686
Residential Average Annual Revenue
 Per Customer                                                                               $922.21         $937.95        $948.71
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                      11,151          11,151         10,831
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        8,478           8,413          7,958
Summer                                                                                        9,778           9,912         10,090
Annual Load Factor (percent) (Note 2)                                                          62.7            61.3           59.2
Plant Availability (percent):
Fossil-steam                                                                                   86.3            86.6           88.3
Nuclear                                                                                        88.8            90.5           81.1
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           66.0            67.0           67.1
Nuclear                                                                                        18.0            18.5           17.1
Hydro                                                                                           7.6             7.1            7.0
Oil and gas                                                                                     0.7             0.4            0.4
Purchased power -
     From non-affiliates                                                                        2.3             2.4            2.7
     From affiliates                                                                            5.4             4.6            5.7
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                           9,984          10,035         10,025
Cost of fuel per million BTU (cents)                                                         148.61          147.09         148.68
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.48            1.48           1.49
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1997 Annual Report
===================================================================================================================================
                                                                                               1994            1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $913,146        $947,277       $845,660
Commercial                                                                                  647,202         634,895        589,816
Industrial                                                                                  803,587         832,938        800,311
Other                                                                                        13,515          13,344         12,734
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,377,450       2,428,454      2,248,521
Sales for resale - non-affiliates                                                           354,760         364,105        407,791
Sales for resale - affiliates                                                               164,762         181,975        158,088
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,896,972       2,974,534      2,814,400
Other revenues                                                                               38,170          33,075         32,440
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $2,935,142      $3,007,609     $2,846,840
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              13,183,147      13,185,062     12,069,268
Commercial                                                                                9,645,798       9,185,462      8,629,869
Industrial                                                                               19,479,364      18,595,237     18,260,274
Other                                                                                       185,876         181,673        176,798
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                             42,494,185      41,147,434     39,136,209
Sales for resale - non-affiliates                                                         6,775,176       7,143,672      8,382,571
Sales for resale - affiliates                                                             8,432,533       8,081,324      7,210,697
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    57,701,894      56,372,430     54,729,477
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    6.93            7.18           7.01
Commercial                                                                                     6.71            6.91           6.83
Industrial                                                                                     4.13            4.48           4.38
Total retail                                                                                   5.59            5.90           5.75
Sales for resale                                                                               3.42            3.59           3.63
Total sales                                                                                    5.02            5.28           5.14
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            12,746          12,936         12,017
Residential Average Annual Revenue
 Per Customer                                                                               $882.88         $929.36        $842.00
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                      10,431          10,431         10,431
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        8,217           7,152          7,077
Summer                                                                                        9,028           9,457          8,801
Annual Load Factor (percent) (Note 2)                                                          62.2            58.6           59.6
Plant Availability (percent):
Fossil-steam                                                                                   86.9            89.7           88.9
Nuclear                                                                                        92.5            86.6           80.2
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           62.9            63.9           64.3
Nuclear                                                                                        21.7            20.1           19.0
Hydro                                                                                           8.4             6.9            8.5
Oil and gas                                                                                       *               *              *
Purchased power -
     From non-affiliates                                                                        1.3             1.1            1.2
     From affiliates                                                                            5.7             8.0            7.0
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                           9,961          10,003         10,000
Cost of fuel per million BTU (cents)                                                         157.62          173.66         164.57
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.57            1.74           1.65
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.


                                       31A

SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1997 Annual Report
===================================================================================================================================
                                                                                               1991            1990           1989
-----------------------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $864,347        $825,645       $781,982
Commercial                                                                                  582,730         551,634        533,487
Industrial                                                                                  790,224         777,580        762,274
Other                                                                                        12,662          12,103         11,743
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,249,963       2,166,962      2,089,486
Sales for resale - non-affiliates                                                           407,912         434,996        409,202
Sales for resale - affiliates                                                               159,375          93,473        104,488
-----------------------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,817,250       2,695,431      2,603,176
Other revenues                                                                               29,544          26,993         26,178
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    $2,846,794      $2,722,424     $2,629,354
===================================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              12,324,898      11,996,794     11,346,736
Commercial                                                                                8,526,131       8,201,534      7,915,685
Industrial                                                                               17,511,579      17,713,153     17,360,791
Other                                                                                       174,760         170,420        166,485
-----------------------------------------------------------------------------------------------------------------------------------
Total retail                                                                             38,537,368      38,081,901     36,789,697
Sales for resale - non-affiliates                                                         8,810,442      10,277,060     10,292,329
Sales for resale - affiliates                                                             7,784,285       4,519,275      5,048,743
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                    55,132,095      52,878,236     52,130,769
===================================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    7.01            6.88           6.89
Commercial                                                                                     6.83            6.73           6.74
Industrial                                                                                     4.51            4.39           4.39
Total retail                                                                                   5.84            5.69           5.68
Sales for resale                                                                               3.42            3.57           3.35
Total sales                                                                                    5.11            5.10           4.99
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            12,435          12,256         11,717
Residential Average Annual Revenue
 Per Customer                                                                               $872.04         $843.50        $807.50
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                      10,539           9,879          9,879
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        6,586           6,293          7,264
Summer                                                                                        8,627           8,878          8,256
Annual Load Factor (percent) (Note 2)                                                          59.9            57.4           59.5
Plant Availability (percent):
Fossil-steam                                                                                   93.1            92.2           90.7
Nuclear                                                                                        87.0            86.5           83.1
-----------------------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           61.5            57.0           54.1
Nuclear                                                                                        20.8            21.6           21.0
Hydro                                                                                           8.2             8.7           11.0
Oil and gas                                                                                       *             0.1            0.1
Purchased power -
     From non-affiliates                                                                        1.6             0.9            1.8
     From affiliates                                                                            7.9            11.7           12.0
-----------------------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0          100.0
===================================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                           9,985          10,072         10,061
Cost of fuel per million BTU (cents)                                                         170.49          171.55         172.20
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.70            1.73           1.73
===================================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.




                                       31B

SELECTED FINANCIAL AND OPERATING DATA (continued)
Alabama Power Company 1997 Annual Report
====================================================================================================================
                                                                                               1988            1987
--------------------------------------------------------------------------------------------------------------------
Operating Revenues (in thousands):
Residential                                                                                $761,805        $759,957
Commercial                                                                                  510,910         501,088
Industrial                                                                                  738,755         721,298
Other                                                                                        11,255          10,968
--------------------------------------------------------------------------------------------------------------------
Total retail                                                                              2,022,725       1,993,311
Sales for resale - non-affiliates                                                           355,362         443,880
Sales for resale - affiliates                                                                76,691         118,746
--------------------------------------------------------------------------------------------------------------------
Total revenues from sales of electricity                                                  2,454,778       2,555,937
Other revenues                                                                               21,848          18,697
--------------------------------------------------------------------------------------------------------------------
Total                                                                                    $2,476,626      $2,574,634
====================================================================================================================
Kilowatt-Hour Sales (in thousands):
Residential                                                                              11,332,285      11,149,225
Commercial                                                                                7,711,092       7,476,924
Industrial                                                                               16,881,342      15,969,075
Other                                                                                       165,122         159,422
--------------------------------------------------------------------------------------------------------------------
Total retail                                                                             36,089,841      34,754,646
Sales for resale - non-affiliates                                                         7,905,750      10,523,554
Sales for resale - affiliates                                                             3,551,142       4,963,997
--------------------------------------------------------------------------------------------------------------------
Total                                                                                    47,546,733      50,242,197
====================================================================================================================
Average Revenue Per Kilowatt-Hour (cents):
Residential                                                                                    6.72            6.82
Commercial                                                                                     6.63            6.70
Industrial                                                                                     4.38            4.52
Total retail                                                                                   5.60            5.74
Sales for resale                                                                               3.77            3.63
Total sales                                                                                    5.16            5.09
Residential Average Annual Kilowatt-Hour
 Use Per Customer                                                                            11,839          11,848
Residential Average Annual Revenue
 Per Customer                                                                               $795.84         $807.61
Plant Nameplate Capacity Ratings (Note 1)
 (year-end) (megawatts)                                                                       9,279           9,337
Territorial Peak-Hour Demand (megawatts) (Note 2):
Winter                                                                                        6,377           6,138
Summer                                                                                        7,991           7,886
Annual Load Factor (percent) (Note 2)                                                          59.6            58.3
Plant Availability (percent):
Fossil-steam                                                                                   91.3            90.2
Nuclear                                                                                        91.9            83.3
--------------------------------------------------------------------------------------------------------------------
Source of Energy Supply (percent):
Coal                                                                                           53.9            52.5
Nuclear                                                                                        26.1            21.7
Hydro                                                                                           4.8             6.3
Oil and gas                                                                                     0.1             0.2
Purchased power -
     From non-affiliates                                                                        0.5             0.2
     From affiliates                                                                           14.6            19.1
--------------------------------------------------------------------------------------------------------------------
Total                                                                                         100.0           100.0
====================================================================================================================
Total Fuel Economy Data (Note 1):
BTU per net kilowatt-hour generated                                                          10,137          10,214
Cost of fuel per million BTU (cents)                                                         168.21          176.72
Average cost of fuel per net kilowatt-hour generated (cents)                                   1.71            1.80
====================================================================================================================
Notes:
(1)  Generating capacity and fuel data includes Alabama Power Company's 50% portion of SEGCO.
(2)  Includes Southeastern Power Administration allotment.
 *  Less than one-tenth of one percent.

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